**DIRECTORS**

**RESOLUTIONS OF**

**LVPAI GROUP LIMITED**

(the "*Company*")

**WHEREAS:**

LVPAI GROUP CO., LIMITED ("LVPA"). is a company incorporated in Nevada, USA, and listed on the OTC Markets with no significant operations.

Shanghai Yihang Network Technology Co., Ltd ("Yihang"), a limited liability Company incorporated in Shanghai, China.

LVPA desires to acquire 100% of the issued and outstanding equity of Yihang from the shareholders in exchange for the issuance of LVPA Common Stocks and LVPA Preferred Stocks to the shareholders of Yihang ("New Shares Issuance"). The Stockholders of LVPA desire to exchange the Yihang equity for such New Shares Issuance on the terms as described per the letter of intent.

**BE IT RESOLVED THAT:**

On the closing date, and as a result of the transactions completed, Yihang will become a wholly-owned subsidiary of LVPA.

Ms. Zhao Ling is the corporate representative for this acquisition transaction.

Effective date: July 28, 2026

Chen Yuanhang

Yang Fuzhu

Zhao Ling